Exhibit 3.20

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

MORGEN WALKE ASSOCIATES, INC.

under Section 805 of the Business Corporation Law

WE, THE UNDERSIGNED, Lynn Morgen and David Walke, being respectively the President and the Secretary of Morgen Walke Associates, Inc. hereby certify:

1.	The name of the Corporation is Morgen Walke Associates, Inc. The Corporation was formed under the name of Park Communications, Inc.
2.	The Certificate of Incorporation of said Corporation was filed by the Department of state on August 10, 1982.
3.	(a) This Certificate of Amendment effectuates the following amendments to the Corporation’s Certificate of Incorporation:
(i)

Change the aggregate number of shares which the Corporation shall have the authority to issue from two hundred (200) Common shares, each without par value, all of which are issued, to twenty thousand (20,000) Common shares, of which ten thousand (10,000) shares shall be designated Class A Common shares, and of which ten thousand (10,000) shares shall be designated Class B Common shares, each class with a par value of one dollar ($1.00) per share. The Class B Common shares shall have the same rights and privileges as the Class A Common shares, except that the Class B Common shares shall be non-voting;

(ii) Change the two hundred (200) issued and outstanding Common shares, without par value, of the Corporation into two thousand (2,000) issued and outstanding Class A Common shares, of the par value of one dollar ($1.00) per share, the terms of the change being at the rate of ten (10) Class A Common shares, of the par value of one dollar ($1.00) per share, for one (1) issued and outstanding common share, without par value; and

(iii)

The class A common shares are also increased from 2,000 shares par value $1.00 to 10,000 shares par value $1.00, a new class of 10,000 shares par value $1.00 to be designated as class B common is added.

(b) To effect the foregoing amendments, Paragraph FOURTH of the Certificate of Incorporation of the Corporation, relating to the aggregate number of shares which the Corporation shall have the authority to issue, is deleted in its entirety and the following language is substituted in lieu thereof:

“FOURTH: (a) The aggregate number of shares which the Corporation shall have authority to issue is twenty thousand (20,000) shares, of the par value of one dollar ($ 1.00) per share, which are to be divided as follows:

(i)	Ten thousand (10,000) Class A Common shares, of the par value of one dollar ($1.00) per share; and
(ii)	Ten thousand (10,000) Class B Common shares, of the par value of one dollar ($1.00) per share.

Authority is hereby expressly vested in the Board of Directors of the Corporation to adopt, from time to time, resolutions providing for the issuance of the authorized but unissued Class A or Class B Common shares;

“(b) All rights to vote, and full voting power, shall be vested in the Class A Common shares, and each holder of record of such shares shall be entitled at every meeting of shareholders to one vote for each share standing in his or her name in the records of the Corporation.

The holders of record of the Class B Common shares shall not be entitled to vote for the election of directors or in any corporate proceeding or upon any matter or question whatever appertaining to the corporation, unless otherwise required by law. Except for the limitation in voting rights as set forth in the preceding sentence, the holders of record of the Class B Common shares shall have all other rights and

Privileges of the holders of record of the class A Common shares;

“(c) No holder of any of the shares of any class of the Corporation shall be entitled as of right to subscribe for, purchase, or otherwise acquire any shares of any class of the Corporation which the Corporation proposes to issue or any rights or options which the Corporation proposes to grant for the purchase of shares of any class of the Corporation or for the purchase of any shares, bonds, securities, or obligations of the Corporation which are convertible into or exchangeable for, or which carry any rights to subscribe for, purchase, or otherwise acquire shares of any class of the Corporation; and any and all of such shares, bonds, securities or obligations of the Corporation, whether now or hereafter authorized or created, may be issued or may be reissued or transferred if the same have been reacquired and have treasury status, and any and all such rights and options may be granted by the Board of Directors to such persons, firms, corporations and associations, and for such lawful consideration and on such terms, as the Board of Directors in its sole discretion may determine, without first offering the same, or any thereof; to any said holder.”

4. The foregoing amendments to the Certificate of Incorporation of said Corporation were authorized by the unanimous written consent of the holders of all the outstanding shares entitled to vote. Said Authorization is subsequent to the affirmative vote of the Board of Directors.

IN WITNESS WHEREOF, we have signed this certificate on the 30th day of November, 1989, and we affirm the statements contained therein as true under penalties of perjury.

/s/ Lynn Morgen

LYNN MORGEN, PRESIDENT

/s/ David Walke

DAVID WALKE, SECRETARY